Exhibit 23.1

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors:

Global Industries, Inc.

We consent to the use of our report dated July 25, 2007, in this Registration Statement on Form SB-2/A of Global Industries, Inc. for the registration of shares of its common stock.  We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP
Houston, Texas

December 14, 2007